Exhibit 10.1

US ONCOLOGY HOLDINGS, INC.

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED

2004 EQUITY INCENTIVE PLAN

Pursuant to Section 1.19 of the Company’s

Amended and Restated 2004 Equity Incentive Plan

October 1, 2009

ARTICLE I

AMENDMENT

1.1 Purpose. This Amendment (the “Amendment”) is to amend the Amended and Restated 2004 Equity Incentive Plan (the “Plan”) of US Oncology Holdings, Inc. (the “Company”) as was made effective on January 1, 2008. Capitalized terms used but not defined herein will have the meanings provided in the Plan.

1.2 Amendment Effective Time. As provided in Section 1.19 of the Plan, this Amendment has been approved by the Board and shall be effective as of October 1, 2009 (the “Amendment Effective Time”).

1.3 Amendment. Upon the Amendment Effective Time, the Plan will be amended by deleting the existing text of Section 1.6 of the Plan in its entirety and replacing it with the following:

“1.6 Shares Subject to the Plan. The shares of Stock with respect to which awards may be made under the Plan shall be either authorized and unissued shares or issued shares. Subject to adjustment pursuant to the provisions of Section 1.11, the aggregate number of shares of Stock with respect to which awards may be granted under the Plan is 59,599,150. Subject to adjustment pursuant to the provisions of Section 1.11, the number of shares of Stock that may be delivered in respect of awards granted under the Plan for the grant of Stock Options shall not exceed 59,599,150 shares in the aggregate. Subject to such overall limit, up to 59,599,150 shares of Stock may be issued upon the exercise of Incentive Stock Options and up to 59,599,150 shares of Stock may be issued upon the exercise of Non-Qualified Stock Options. The number of shares of Stock available under the Plan for issuance as Restricted Stock shall not exceed 33,169,419 shares in the aggregate. If any award under the Plan or any portion of the award, shall expire, terminate or be forfeited or cancelled, or be settled in cash pursuant to the terms of the Plan and, therefore, any such shares are no longer distributable under the award, or any Award Shares be repurchased under Article VI, such shares of

Stock shall again be available for award under the Plan, subject to the foregoing limits. From and after the date the Company is required to register any class of its equity securities under Section 12 of the 1934 Act, the maximum number of shares with respect to which Stock Options may be granted under the Plan to any single Participant in any 12 month period shall be 666,667. Notwithstanding the foregoing, in order to comply with Section 162(m) of the Code, the Committee shall take into account that (1) if a Stock Option is canceled, the canceled Stock Option continues to be counted against the maximum number of shares for which Stock Options may be granted to the Participant under the Plan and (2) for purposes of Section 162(m) of the Code, if after the grant of a Stock Option, the Committee reduces the purchase price of the Stock Option, the transaction is treated as a cancellation of the Stock Option and a grant of a new Stock Option, and in such case, both the Stock Option that is deemed to be canceled and the Stock Option that is deemed to be granted reduce the maximum number of shares for which Stock Options may be granted to the Participant under the Plan.”

1.4 Effect of this Amendment. Except as expressly provided herein, no other changes or modifications of the Plan are intended or implied by this Amendment, and in all other respects the Plan is hereby ratified, restated and confirmed as of the Amendment Effective Time.